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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NEOS THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 26, 2016

Dear Neos Stockholder:

        I am pleased to invite you to attend the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Neos Therapeutics, Inc. ("Neos") to be held on Wednesday, June 15, 2016 at 8:00 a.m. Central Time at our offices, which are located at 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050.

        Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

        Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. On or about April 26, 2016, we will begin mailing to our stockholders a Notice of Internet Availability (the "Notice") containing instructions on how to access or request a copy of our Proxy Statement for the 2016 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2015.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you requested printed copies of proxy materials, you also may vote by mailing a proxy card. Please review the instructions on the Notice or on the proxy card regarding your voting options.

        Thank you for being a Neos stockholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Vipin Garg
 Chief Executive Officer

YOUR VOTE IS IMPORTANT

        In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you requested printed copies of your proxy materials, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Neos the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

NEOS THERAPEUTICS, INC.
2940 N. Highway 360
Grand Prairie, TX 75050
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

        Notice is hereby given that Neos Therapeutics, Inc. will hold its 2016 Annual Meeting of Stockholders (the "Annual Meeting") on Wednesday, June 15, 2016 at 8:00 a.m. Central Time at our offices, which are located at 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, for the following purposes:

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  To elect two Class I directors, Alan Heller and Bryant Fong, to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

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  To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

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  To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

        Only stockholders of record at the close of business on Friday, April 22, 2016 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver's license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on Friday, April 22, 2016 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled "Voting" beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

Vipin Garg
 Chief Executive Officer

Grand Prairie, TX
April 26, 2016

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, JUNE 15, 2016

GENERAL INFORMATION

        Our Board of Directors (the "Board") solicits your proxy on our behalf for the 2016 Annual Meeting of Stockholders (the "Annual Meeting") and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of Internet Availability of Proxy Materials (the "Notice"). The Annual Meeting will be held at 8:00 a.m. Central Time on Wednesday, June 15, 2016 at our offices, which are located at 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050. We made this Proxy Statement available to stockholders beginning on April 26, 2016.

        In this Proxy Statement the terms "Neos," "the company," "we," "us," and "our" refer to Neos Therapeutics, Inc. The mailing address of our principal executive offices is Neos Therapeutics, Inc., 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050.

Internet Availability of Proxy Materials	We are providing access to our proxy materials over the Internet. On April 26, 2016, we mailed the Notice to stockholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.
Record Date	April 22, 2016.
Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.
Shares Outstanding	16,048,107 shares of common stock outstanding as of April 22, 2016.
Voting	There are three ways a stockholder of record can vote:
(1) By Internet: You may vote over the Internet by following the instructions provided in the Notice.
(2) By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy as described in the proxy materials.

(3)

In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by Internet must be received by 11:59 p.m. Eastern Time on June 14, 2016. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.
Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the Internet before the cutoff time (your latest Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:
For Proposal One, the election of directors, the two nominees receiving the plurality of votes properly cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and "broker nonvotes" (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting "withheld" have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of RSM US LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for directors and for the ratification of the appointment of RSM US LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2015, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at Neos Therapeutics, Inc., 2940 N. Highway 360, Grand Prairie, Texas, 75050 or call (972) 408-1300. If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

        Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2017 annual meeting. The term of the Class III directors expires at the 2018 annual meeting. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

        Based on the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board has nominated Alan Heller and Bryant Fong for election as directors to serve for a three-year term ending at the 2019 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

        Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received "for" the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

        The biographies of each of the nominees and continuing directors below contain information regarding each such person's service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person's specific experience, qualifications, attributes and skills that led the Board and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Neos and our Board. Finally, we value our directors' experience in relevant areas of business management and on other boards of directors and board committees.

        Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with Neos and who are otherwise "independent" directors under the published listing requirements of the NASDAQ Global Market ("NASDAQ").

Nominees for Election for a Three-Year Term Ending at the 2019 Annual Meeting

        Alan Heller, 62, has served as Chairman of our board of directors since June 2009. Mr. Heller has been an Operating Partner at Water Street Healthcare Partners, LLC, since January 2006. Mr. Heller was President and CEO of American Pharmaceutical Partners from October 2004 until November 2005, and prior to that was Corporate Vice President and President Global Renal at Baxter International from September 2000 until January 2004. Earlier, Mr. Heller served as President of Searle Operations at the time of its integration with Pharmacia Corporation. He currently serves as Chairman of the boards of directors of privately-held Capstone Development, Inc. and Custopharm, Inc. and as a member of the board of directors of BioClinica, Inc. (NASDAQ: BIOC). Mr. Heller holds an M.B.A. from DePaul University and a B.S. from the University of Illinois, Chicago.

        We believe that Mr. Heller is qualified to serve on our board of directors based on his experience in product launch and commercialization in the pharmaceutical industry and his knowledge in financial and corporate development matters.

        Bryant Fong, 43, has served on our board of directors since June 2009. Since October 2013, he has served as founding General Partner at Biomark Capital, LLP a life sciences venture capital fund. Prior to Biomark Capital, Mr. Fong was a Managing Director at Burrill & Company, from 1998 to 2013. Mr. Fong received his B.A. in Biochemistry from the University of California at Berkeley. Mr. Fong currently serves on the boards of several life science companies including ADMA Biologics (NASDAQ: ADMA), where he serves on the audit and compensation committees, JHL Biotech, Biozeus and i2Dx.

        We believe that Mr. Fong is qualified to serve on our board of directors based on his experience in the life sciences industry and for his knowledge in financial and corporate development matters.

Directors Continuing in Office Until the 2017 Annual Meeting

        Vipin Garg, Ph.D., 58, has served as our Chief Executive Officer and a member of our board of directors since October 2013, and was named our President in July 2014. Prior to joining us, Dr. Garg served as President, Chief Executive Officer and a director of Tranzyme Inc., now Ocera Therapeutics, Inc. (NASDAQ: OCRX) from September 2001 to July 2013. Dr. Garg has also served as Vice President of Operations and Business Development, and later Chief Operating Officer, of Apex Bioscience, Inc. from 1994 to 2000, as Vice President of Development at DNX Bio-Therapeutics, Inc. from 1992 to 1994, as Director of Technical Services and Marketing at Sepracor, Inc., now Dainippon Sumitomo Pharma, from 1989 to 1992, and as Manager, Contract Services at Bio-Response Inc. from 1986 to 1989. Dr. Garg has served on the board of North Carolina Biotechnology Center and on the Executive Committee of CED (formerly the Council for Entrepreneurial Development), and is the recipient of the Ernst & Young Entrepreneur of the Year Award for the Carolinas Region in 2009. Dr. Garg received his Ph.D. in Biochemistry from the University of Adelaide, Australia, his M.Sc. from the Indian Agricultural Research Institute in New Delhi, India, and his B.Sc. from Meerut University, India.

        Greg Robitaille, 52, has served on our board of directors since June 2009. Since July 2011, Mr. Robitaille has managed Corporate Development activities at Water Street Healthcare Partners. From April 2009 to July 2011, Mr. Robitaille served as Executive Vice President for Corporate Development for Sarnova LLC, a portfolio company of Water Street Healthcare Partners. Mr. Robitaille holds a B.A. from Hamilton College and an M.B.A. from Columbia University

Directors Continuing in Office Until the 2018 Annual Meeting

        John Schmid, 53, has served on our board of directors since June 2015. Mr. Schmid served as Chief Financial Officer of Auspex Pharmaceuticals, Inc., a publicly traded biotechnology company, from September 2013 until its sale to Teva Pharmaceuticals, Inc. (NYSE: TEVA) in June 2015. Prior to that, he co-founded Trius Therapeutics, Inc., where he served as Chief Financial Officer from June 2004 until its merger with Cubist Pharmaceuticals, Inc. in September 2013. Mr. Schmid also served as Chief Financial Officer at GeneFormatics, Inc. from 1998 to 2003 and as Chief Financial Officer at Endonetics, Inc. from 1995 to 1998. He currently serves on the board of directors of AnaptysBio, Inc. and as chairman of the board of directors of Speak, Inc. Mr. Schmid holds a B.A. in Economics from Wesleyan University and an M.B.A. from the University of San Diego.

        Paul R. Edick, 60, has served on our board of directors since June 2015. He is currently the Founding Partner of 3G Advisors, LLC, a consultancy to the pharmaceutical, healthcare and healthcare investor communities, a company he founded in 2007. From July 2010 until November 2014, Mr. Edick was the Chief Executive Officer of Durata Therapeutics Inc., a biopharmaceutical company acquired by Actavis plc (NYSE: ACT) in November 2014. Prior to starting Durata, Mr. Edick was Chief Executive Officer of Ganic Pharmaceuticals from 2008 to 2010, Chief Executive Officer of MedPointe Healthcare Inc. (acquired by Meda AB of Sweden in 2007) from 2006 to 2008, and President of Pharmaceutical Operations at MedPointe Inc. from 2002 to 2006. Mr. Edick has served on the boards of directors of NewLink Genetics Inc. (NASDAQ: NLNK) and Circassia Ltd. (LSE: CIR.L) since 2011 and joined the board of directors of PDL BioPharma, Inc. (NASDAQ: PDLI) and Iterum Therapeutics, Inc. in 2015. Between 1994 and 2002, Mr. Edick held a series of executive positions at G. D. Searle and its acquirer, Pharmacia Corporation. From 1978 to 1994, Mr. Edick held sales, marketing, advertising and advisory positions in Procter & Gamble, Ortho Pharmaceutical and The Hamilton Group. Mr. Edick holds a B.A. in Psychology from Hamilton College in Clinton, NY.

        Beth Hecht, 52, has served on our board of directors since September 2015. Since October 2012, she has served as Managing Director and Chief Legal and Administrative Officer of Auven Therapeutics, a global private equity firm that acquires and develops pharmaceutical products that address unmet medical needs. From November 2013 through November 2014, Ms. Hecht also served as Corporate Secretary and Legal and Compliance Advisor at Durata Therapeutics, which merged with Actavis plc in November 2014. Prior to that, she was Senior Vice President, General Counsel and Corporate Secretary at the Sun Products Corporation from March 2009 through September 2012, and prior to that Executive Vice President and General Counsel of MedPointe Inc. Ms. Hecht received a J.D. from Harvard Law School and a B.A. from Amherst College.

Executive Officers

        In addition to Dr. Garg, our chief executive officer who also serves as a director, our executive officers are:

        Richard Eisenstadt, 57, has served as our Chief Financial Officer since May 2014. Prior to joining us, he served as Chief Financial Officer of ArborGen Inc. from January 2013 to May 2014, and as Vice President of Finance and Chief Financial Officer of Tranzyme, Inc. now Ocera Therapeutics, Inc. (NASDAQ: OCRX) from June 2003 to December 2012. He previously held financial leadership positions at Cogent Neuroscience, Inc. and Nimbus CD International, Inc. Mr. Eisenstadt received his M.B.A. from James Madison University and his B.A. in Economics from the University of North Carolina, Chapel Hill.

        Thomas McDonnell, 44, has served as our Chief Commercial Officer since April 2015. Prior to joining us, Mr. McDonnell spent ten years with Shire (NASDAQ:SHPG), most recently as Vice President of U.S. Marketing in the Neuroscience Business Unit from December 2013 to March 2015. From August 2012 to November 2013, he was Vice President, General Manager of Adult Psychiatry at Shire. Previously, he held several commercial and marketing positions at Shire, including Senior Director, General Manager for Equasym XL, Senior Director of Marketing for Intuniv, Director of Marketing for Vyvanse, and Senior Product Manager for Adderall XR. From 1997 to 2005, he held various sales, sales management and marketing positions at Abbott Laboratories and Knoll Pharmaceuticals. Mr. McDonnell received his B.A. in Marketing from Muhlenberg College.

        Dorothy Engelking, 55, has served as our Vice President of Regulatory Affairs since April 2010. Prior to joining us, Ms. Engelking served as Vice President of Kendle International, Inc. from July 2008 to July 2009, Senior Vice President of Regulatory Affairs at Xanodyne Pharmaceutics, Inc. from March 2006 to July 2008, and as Vice President of Regulatory Affairs at Watson Pharmaceuticals Inc., now Actavis plc (NYSE: ACT) from January 1999 to March 2006. She received her B.S. in Chemistry and M.S. in Analytical Chemistry from South Dakota School of Mines and Technology, and holds a Regulatory Certificate from the Regulatory Affairs Professional Society.

 CORPORATE GOVERNANCE

Board Independence

        The Board has determined that each of our directors, except for Dr. Garg as chief executive officer and president, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is "independent" within the meaning of our director independence standards and the director independence standards of NASDAQ and the SEC. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of the NASDAQ's, the SEC's, and our applicable committees' independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director's commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. There are no family relationships among any of our directors or executive officers. In addition, a majority of the members of the Board meets the independence standards under the rules of the NASDAQ.

        At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director's ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of the NASDAQ's, the SEC's, and our applicable committees' independence standards.

Code of Business Conduct and Ethics

        On July 9, 2015 we adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at http://investors.neostx.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website, or in a current report on Form 8-K as may be required by law or applicable NASDAQ rules.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available on our website at http://investors.neostx.com. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, those guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

        The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2015, the Board held eight meetings. The Board has three standing committees:

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  the audit committee, which held four meetings in 2015;

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  the compensation committee, which held two meetings and operated by written consent twice in 2015; and

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  the nominating and corporate governance committee, which held two meetings in 2015.

        Each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and meetings of committees of our Board upon which they served (during the periods that they served) during 2015. The Board regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules.

Annual Meeting Attendance

        It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders.

Committees

        Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available in the corporate governance section of our website at http://investors.neostx.com.

Audit Committee

        Messrs. Robitaille, Fong and Schmid currently serve on the audit committee, which is chaired by Mr. Schmid. The Board has determined that each member of the audit committee is "independent" for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. The Board has designated Mr. Schmid as an "audit committee financial expert," as defined under the applicable rules of the SEC. The audit committee's responsibilities include:

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  appointing, approving the compensation of, reviewing the performance of, and assessing the independence of our independent registered public accounting firm;

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  pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

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  reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

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  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

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  reviewing the adequacy of our internal control over financial reporting;

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  establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

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  recommending, based upon its review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

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  preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;

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  reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

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  reviewing policies related to risk assessment and risk management; and establishing, maintaining and overseeing our Code of Business Conduct and Ethics.

        The audit committee met four times during the fiscal year ended December 31, 2015. The audit committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://investors.neostx.com.

Compensation Committee

        Messrs. Robitaille, Fong and Edick currently serve on the compensation committee, which is chaired by Mr. Robitaille. The Board has determined that each member of the compensation committee is "independent" as that term is defined in the applicable SEC and NASDAQ rules. The compensation committee's responsibilities include:

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  annually reviewing and recommending for approval by the independent directors of the board individual and corporate goals and objectives relevant to the compensation of our executive officers;

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  evaluating the performance of our executive officers in light of such individual and corporate goals and objectives and determining the compensation of our executive officers;

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  appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

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  conducting the independence assessment outlined in NASDAQ rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

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  annually reviewing and reassessing the adequacy of the committee charter in its compliance with the applicable NASDAQ rules;

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  overseeing and administering our compensation and similar plans;

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  reviewing and approving our policies and procedures for the grant of equity-based awards;

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  reviewing and making recommendations to the board of directors with respect to director compensation;

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  reviewing and approving stock option grants, and making recommendations to the board of directors with respect to stock option grants made to directors, executive officers, senior vice presidents or anyone reporting directly to our chief executive officer;

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  reviewing and discussing with management the compensation discussion and analysis, if any, to be included in our annual proxy statement; and

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  reviewing and discussing with the board of directors corporate succession plans for the chief executive officer and other senior management positions.

        The compensation committee met twice and operated by written consent twice during the fiscal year ended December 31, 2015. The compensation committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://investors.neostx.com.

Nominating and Corporate Governance Committee

        Messrs. Edick, Schmid and Heller and Ms. Hecht currently serve on the nominating and corporate governance committee, which is chaired by Mr. Edick. The Board has determined that each member of the nominating and corporate governance committee is "independent" as that term is defined in the applicable SEC and NASDAQ rules. The nominating and corporate governance committee's responsibilities include:

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  developing and recommending to the board of directors criteria for board and committee membership;

  •
  establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

  •
  identifying individuals qualified to become members of the board of directors;

  •
  recommending to the board of directors the persons to be nominated for election as directors and to each of the board's committees; and

  •
  developing and recommending to the board of directors a set of corporate governance principles.

        The nominating and corporate governance committee met twice during the fiscal year ended December 31, 2015. The nominating and corporate governance committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://investors.neostx.com.

Identifying and Evaluating Director Nominees

        The Board has delegated the director selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

        Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board's approval as director nominees for election to the Board.

Minimum Qualifications

        In evaluating proposed director candidates, the nominating and corporate governance committee may consider, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, the current size and composition of our Board and the needs of our Board and its respective committees. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, integrity, judgment, diversity of experience, expertise, business acumen, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field and the ability to provide guidance to our management team and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings.

        While we do not have a specific policy with regard to the consideration of diversity in identifying director nominees, in identifying and evaluating proposed director candidates, we value diversity of perspective and the nominating and corporate governance committee considers, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, whether, if elected, the nominee assists in achieving a mix of board members that represents a diversity of race, ethnicity, gender, age, background, and professional experience.

Stockholder Recommendations

        Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our Secretary at Neos Therapeutics, Inc., 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

        The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Company's Secretary via U.S. Mail or Expedited Delivery Service to: Neos Therapeutics, Inc., 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, Attn: Board of Directors, c/o Secretary.

        For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Neos Therapeutics, Inc., 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, Attn: [Name of Individual Director].

        We will forward by U.S. Mail any such securityholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure and Board's Role in Risk Oversight

        The positions of our chairman of the board and chief executive officer are separated. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors' oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. This leadership structure also is preferred by a significant number of our stockholders. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

        Although our bylaws do not require our chairman and chief executive officer positions to be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under the section "Risk factors" located in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks.

        Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Compensation Risk Assessment

        We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Anti-Hedging and Anti-Pledging Policies

        Our insider trading policies prohibit all directors, executive officers, and employees from buying or selling derivatives on our securities, engaging in hedging transactions involving our securities or holding our securities in a margin account, and only allow our securities to be pledged as collateral for a loan with the prior approval by the audit committee which must have at least two (2) weeks to consider any such request for approval. To date no such requests have been made or approved.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our independent registered public accounting firm for the fiscal year ending December 31, 2015 was RSM US LLP (formerly McGladrey LLP through October 25, 2015), and we are asking you and other stockholders to ratify this appointment for the fiscal year ended December 31, 2016.

        The audit committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification of the appointment of RSM US LLP. A majority of the votes properly cast is required in order to ratify the appointment of RSM US LLP. In the event that a majority of the votes properly cast do not ratify this appointment of RSM US LLP, we will review our future appointment of RSM US LLP.

        We expect that a representative of RSM US LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        We have adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

        In addition, in the event time constraints require pre-approval prior to the audit committee's next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

        The following table sets forth the fees billed by RSM US LLP for audit, audit-related, tax and all other services rendered for 2015 and 2014 (in thousands):

Fee Category	2015	2014
Audit Fees	$260	$145
Audit Related Fees	300	—
Tax Fees	26	24

Total Fees	$586	$169

        Audit Fees.    Represents fees billed for services provided in connection with the audits of our annual financial statements and internal control over financial reporting, and reviews of our quarterly financial statements.

        Audit Related Fees.    Represents fees billed for services provided in connection with the submission of our Registration Statements on Form S-1 in connection with our public stock offerings.

        Tax Fees.    Represents fees billed for professional services provided for tax compliance, advice and planning.

        The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

Report of the Audit Committee of the Board of Directors

        The information contained in this audit committee report shall not be deemed to be (1) "soliciting material," (2) "filed" with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Neos specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Neos, and the Board has determined that each member of the audit committee is "independent" for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. The Board has designated Mr. Schmid as an "audit committee financial expert," as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

        The Audit Committee's general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

        The Audit Committee has reviewed the company's consolidated financial statements for 2015 and met with management, as well as with representatives of RSM US LLP, the company's independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of RSM US LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit Committee reviewed management's report on its assessment of the effectiveness of the company's internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal control, including internal control over financial reporting and the overall quality of the company's financial reporting.

        In addition, the Audit Committee received the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with members of RSM US LLP its independence.

        Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company's audited consolidated financial statements for 2015 be included in its Annual Report on Form 10-K for 2015.

Audit Committee

John Schmid (Chairperson)
Bryant Fong
Greg Robitaille

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 31, 2016, for:

  •
  each person known by us to be the beneficial owner of more than 5% of our common stock;

  •
  our named executive officers;

  •
  each of our directors and director nominees; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

        The table lists applicable percentage ownership based on 16,038,381 shares of common stock outstanding as of March 31, 2016. Options to purchase shares of our common stock that are exercisable within 60 days of March 31, 2016, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Neos Therapeutics, Inc. 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050.

	Percentage of shares beneficially owned
Name and address of beneficial owner	Number of shares beneficially owned**	Percentage of shares beneficially owned
5% or greater stockholders:
Burrill Life Sciences Capital Fund III(1)	1,282,740	8.00%
Entities affiliated with Jack W. Schuler(2)	1,111,652	6.93%
Delaware Street Capital Master Fund, L.P.(3)	938,598	5.85%
Entities affiliated with Presidio Partners, 2007 L.P.(4)	1,678,328	10.46%
Entities affiliated with Essex Capital Corporation(5)	1,019,907	6.36%
Entities affiliated with C.A.C. LLC(6)	866,570	5.40%
Franklin Resources, Inc.(7)	1,252,114	7.81%
Directors and named executive officers:
Vipin Garg(8)	239,520	1.48%
Alan Heller(9)	374,575	2.33%
Greg Robitaille(10)	55,526	*
Richard Eisenstadt(11)	46,208	*
Thomas McDonnell(12)	20,000	*
Beth Hecht(13)	3,125	*
Bryant Fong(14)	4,687	*
John Schmid(15)	4,687	*
Paul Edick(16)	4,687	*
All executive officers and directors as a group (10 persons)(17)	789,686	4.85%

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

**
Fractional shares have been rounded down to the nearest whole number.

(1)
Based on Schedule 13G filed with the SEC on February 16, 2016, beneficial ownership as of December 31, 2015 consists of: 1,282,740 shares of common stock held by Burrill Life Sciences Capital Fund III, L.P., or Burrill. Kearny Venture Associates II, LLC, or KVA II, is the General Partner of Burrill. Caley Castelein, Anupam Dalal and Andrew Jensen are the managing members of KVA II and share both voting power and disposal power over the shares.

(2)
Based on Schedule 13G filed with the SEC on February 11, 2016, beneficial ownership as of December 31, 2015 consists of: (i) 1,091,652 shares of common stock held directly by Mr. Schuler, and (ii) 20,000 shares of common stock held by Jack W. Schuler Trust ("Schuler Trust"). Mr. Schuler is the sole trustee of the Schuler Trust, and as such, may be deemed to have sole voting and dispositive power with respect to the shares held by the Schuler Trust.

(3)
Based on Schedule 13G filed with the SEC on February 11, 2016, beneficial ownership as of December 31, 2015 consists of: 938,598 shares of common stock held by Delaware Street Capital Master Fund, L.P., or DSC. DSC Managers, L.L.C., as the general partner of DSC, is deemed the indirect beneficial owner of such shares. DSC Advisors, L.P., as the investment manager of DSC, is deemed the indirect beneficial owner of such shares. DSC Advisors, L.L.C., or DSCA LLC, as the general partner of the investment manager, is deemed the indirect beneficial owner of such shares. Andrew Bluhm, as the Managing Member of DSCA LLC, is deemed the indirect beneficial owner of the shares held by DSC.

(4)
Based on Schedule 13G filed with the SEC on February 10, 2016, beneficial ownership as of December 31, 2015 consists of: (i) 1,636,372 shares of common stock held by Presidio Partners 2007, L.P., or Presidio 2007, and (ii) 41,956 shares of common stock held by Presidio Partners 2007 (Parallel), L.P., or Presidio 2007 Parallel. Presidio Partners 2007 GP, L.P. serves as the general partner of Presidio 2007 and Presidio 2007 Parallel and may be deemed to own beneficially the shares held by Presidio 2007 and Presidio 2007 Parallel. David J. Collier, James F. Watson and Faysal A. Sohail share voting and investment power over and may be deemed to own beneficially the shares held by Presidio 2007 and Presidio 2007 Parallel.

(5)
Based on Schedule 13G filed with the SEC on February 12, 2016, beneficial ownership as of December 31, 2015 consists of: (i) 784,418 shares of common stock held by Essex Capital Corporation, or ECC, (ii) 193,581 shares of common stock held by KF Investment Partners, LP, or KF, (iii) 29,908 shares of common stock held by SIU Capital LLC, or SIU, and (iv) 12,000 shares of common stock held directly by Mr. Iannelli. Mr. Iannelli is the president and sole shareholder of ECC, the General Partner of KF, and a Managing Member of SIU, and may be deemed to have voting and dispositive power with respect to such shares.

(6)
Based on Schedule 13G filed with the SEC on February 12, 2016, beneficial ownership as of December 31, 2015 consists of: (i) 577,714 shares of common stock held by C.A.C. LLC, or CAC and (ii) 288,856 shares of common stock held by DRD Family Partnership, L.P., or DRD. Rod Dammeyer is the sole member of CAC and a general partner of DRD, and may be deemed to share voting and dispositive power with respect to such shares.

(7)
Based on Schedule 13G filed with the SEC on February 9, 2016, beneficial ownership as of December 31, 2015 consists of: (i) 1,242,693 shares held by Franklin Advisors, Inc., and (2) 9,421 shares held by Fiduciary Trust Company International. These securities are beneficially owned by investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources Inc ("FRI"). Charles B, Johnson and Rupert H. Johnson, Jr. (collectively, the "Principal Shareholders") each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to beneficially own the shares held by Franklin Advisors, Inc. and Fiduciary Trust Company International.

(8)
Consists of (i) 135,352 shares of restricted common stock held directly by Dr. Garg, and (ii) 104,168 shares issuable to Dr. Garg upon exercise of stock options exercisable within 60 days after March 31, 2016.

(9)
Consists of (i) 369,888 shares of common stock held directly by Mr. Heller, and (ii) 4,687 shares issuable to Mr. Heller upon exercise of stock options exercisable within 60 days after March 31, 2016.

(10)
Consists of: (i) 48,235 shares of common stock held directly by Greg Robitaille, and (ii) 7,291 shares issuable to Mr. Robitaille upon exercise of stock options exercisable within 60 days after March 31, 2016.

(11)
Consists of 46,208 shares issuable to Mr. Eisenstadt upon exercise of stock options exercisable within 60 days after March 31, 2016.

(12)
Consists of 20,000 shares issuable to Mr. McDonnell upon exercise of stock options exercisable within 60 days after March 31, 2016.

(13)
Consists of: 3,125 shares issuable to Ms. Hecht upon exercise of stock options exercisable within 60 days after March 31, 2016.

(14)
Consists of: 4,687 shares issuable to Mr. Fong upon exercise of stock options exercisable within 60 days after March 31, 2016. Mr. Fong is a former principal of Burrill Capital Management, the general partner of Burrill Life Science Capital Fund III.

(15)
Consists of: 4,687 shares issuable to Mr. Schmid upon exercise of stock options exercisable within 60 days after March 31, 2016.

(16)
Consists of: 4,687 shares issuable to Mr. Edick upon exercise of stock options exercisable within 60 days after March 31, 2016.

(17)
Includes the number of shares beneficially owned by the named executive officers and directors listed in the above table, as well as (i) 416 shares of common stock held by Dorothy Engelking and (ii) 36,255 shares issuable to Ms. Engelking upon exercise of stock options exercisable within 60 days after March 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2015, all required reports, except for one late Form 3 report for Delaware Street Capital Master Fund, L.P. and one late Form 4 report for Greg Robitaille, were filed on a timely basis under Section 16(a).

EXECUTIVE COMPENSATION

OVERVIEW

        Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of Dr. Garg, our Chief Executive Officer, and the other executive officers identified in the Summary Compensation Table below, whom we refer to as our named executive officers, has consisted of a combination of base salary, cash incentive bonus and long-term incentive compensation in the form of stock options and grants of restricted common stock. Our named executive officers and all salaried employees are also eligible to receive retirement, health and welfare benefits. On July 10, 2015 we entered into employment agreements with certain of our executive officers that entitle those executive officers to, among other things, severance upon a termination of employment under certain circumstances. For a description of these agreements, please see "Employment Agreements" below. To assist with evaluating and designing our executive compensation programs, we have engaged the services of an independent executive compensation consulting firm to review our current compensation plans and procedures and to provide additional information about comparative compensation offered by peer companies, market survey information and information about trends in executive compensation. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our retention objectives.

SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2015 and 2014.

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)		Non-equity incentive plan compensation ($)	All other compensation ($)(1)		Total ($)
Vipin Garg	2015	417,285	10,470	2,895,141	(2)	125,643	37,255	(7)	3,485,794
Chief Executive Officer	2014	386,154	139,563	321,369	(3)		36,847		883,933
and President
Richard Eisenstadt	2015	315,030	5,520	854,524	(4)	66,241	11,870	(8)	1,253,185
Chief Financial Officer	2014	187,692	77,627	129,743	(5)		26,500		421,562
Tom McDonnell	2015	209,693	3,513	1,019,962	(6)	42,162	4,154		1,279,484
Chief Commercial
Officer

(1)
The amounts reported include 401(k) matching contributions, executive life insurance premiums and certain commuting benefits and temporary living expenses as described below.

(2)
Dr. Garg was granted an option to purchase 50,000 shares of our common stock at an exercise price of $9.32 on February 19, 2015. In addition, Dr. Garg was granted an option to purchase 201,259 shares of our common stock at an exercise price of $25.50 on September 1, 2015. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to Dr. Garg in 2015. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 14 to the notes to our audited financial statements included in our Annual Report on Form 10-K.

(3)
Dr. Garg was granted an option to purchase 82,577 shares of common stock at an exercise price of $7.49 on August 28, 2014. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to Dr. Garg in 2014. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 14 to the notes to our audited financial statements included in our Annual Report on Form 10-K.

(4)
Mr. Eisenstadt was granted an option to purchase 12,500 shares of our common stock at an exercise price of $9.32 on February 19, 2015. In addition, Mr. Eisenstadt was granted an option to purchase 60,230 shares of our common stock at an exercise price of $25.50 on September 1, 2015. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to Mr. Eisenstadt in 2015. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 14 to the notes to our audited financial statements included in our Annual Report on Form 10-K.

(5)
Mr. Eisenstadt was granted an option to purchase 86,167 shares of common stock at an exercise price of $2.91 in connection with his hiring in 2014. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to Mr. Eisenstadt in 2014. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 14 to the notes to our audited financial statements included in our Annual Report on Form 10-K.

(6)
Mr. McDonnell was granted an option to purchase 80,000 shares of our common stock at an exercise price of $10.73 in connection with his hiring in May 2015. In addition, Mr. McDonnell was granted an option to purchase 43,586 shares of our common stock at an exercise price of $25.50 on September 1, 2015. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to Mr. McDonnell in 2015. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 14 to the notes to our audited financial statements included in our Annual Report on Form 10-K.

(7)
This amount includes $10,600 in 401(k) matching contributions and $25,332 in travel and temporary living expenses incurred by Dr. Garg in connection with commuting from his residence in North Carolina to our offices in Grand Prairie, Texas and paid to Dr. Garg in 2015.

(8)
This amount includes $10,600 in 401(k) matching contributions paid to Mr. Eisenstadt in 2015.

EMPLOYMENT AGREEMENTS

        We have entered into amended and restated employment agreements with each of our named executive officers, the material terms of which are described below.

Dr. Vipin Garg

        On July 10, 2015, we entered into an amended and restated employment agreement with Dr. Garg for the position of Chief Executive Officer. Dr. Garg's current base salary is $459,277, which is subject to annual review, and he is eligible to earn an annual incentive bonus with a target amount equal to 50% of his base salary. Dr. Garg is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

        Dr. Garg's amended and restated employment agreement provides that, in the event that his employment is terminated by us without "cause" (as defined in his amended and restated employment agreement) or Dr. Garg resigns for "good reason" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to his base salary plus any incentive compensation earned but unpaid as of the date of termination, payable in substantially equal installments over 12 months following his termination, and (ii) if Dr. Garg was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Dr. Garg's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Dr. Garg had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Garg's employment is terminated by us without cause or Dr. Garg resigns for good reason, in either case within 12 months following a "change in control" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 1.5 times the sum of (A) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus (B) his target annual incentive compensation for the then-current year, (ii) if Dr. Garg was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 18 months following termination or the end of Dr. Garg's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all stock options and other stock-based awards held by Dr. Garg that were granted after the date of the amended and restated employment agreement. All stock options and other stock-based awards held by Dr. Garg as of date of the amended and restated employment agreement will be treated as indicated in the applicable award agreement.

        In addition, Dr. Garg's amended and restated employment agreement contains non-competition and non-solicitation provisions that apply during the term of Dr. Garg's employment and for one year thereafter.

Richard Eisenstadt

        On July 10, 2015, we entered into an amended and restated employment agreement with Mr. Eisenstadt for the position of Chief Financial Officer. Mr. Eisenstadt's current base salary is $334,750, which is subject to annual review, and he is eligible to earn an annual incentive bonus with a target amount equal to 35% of his base salary. Mr. Eisenstadt is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

        Mr. Eisenstadt's amended and restated employment agreement provides that, in the event that his employment is terminated by us without "cause" (as defined in his amended and restated employment agreement) or Mr. Eisenstadt resigns for "good reason" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to his base salary plus any incentive compensation earned but unpaid as of the date of termination, payable in substantially equal installments over 12 months following his termination, and (ii) if Mr. Eisenstadt was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Mr. Eisenstadt's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Mr. Eisenstadt's employment is terminated by us without cause or Mr. Eisenstadt resigns for good reason, in either case within 12 months following a "change in control" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to one times the sum of (A) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus (B) his target annual incentive compensation for the then-current year, (ii) if Mr. Eisenstadt was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Mr. Eisenstadt's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all stock options and other stock-based awards held by Mr. Eisenstadt that were granted after the date of the amended and restated employment agreement. All stock options and other stock-based awards held by Mr. Eisenstadt as of the date of the amended and restated employment agreement will be treated as indicated in the applicable award agreement.

        In addition, Mr. Eisenstadt's amended and restated employment agreement contains non-competition and non-solicitation provisions that apply during the term of Mr. Eisenstadt's employment and for one year thereafter.

Thomas McDonnell

        On July 10, 2015, we entered into an amended and restated employment agreement with Mr. McDonnell for the position of Chief Commercial Officer. Mr. McDonnell's current base salary is $300,000, which is subject to annual review, and he is eligible to earn an annual incentive bonus with a target amount equal to 35% of his base salary. Mr. McDonnell is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

        Mr. McDonnell's amended and restated employment agreement provides that, in the event that his employment is terminated by us without "cause" (as defined in his amended and restated employment agreement) or Mr. McDonnell resigns for "good reason" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary plus any incentive compensation earned but unpaid as of the date of termination, payable in substantially equal installments over nine months following his termination, and (ii) if Mr. McDonnell was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of Mr. McDonnell's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Mr. McDonnell's employment is terminated by us without cause or Mr. McDonnell resigns for good reason, in either case within 12 months following a "change in control" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to one times the sum of (A) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus (B) his target annual incentive compensation for the then-current year, (ii) if Mr. McDonnell was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Mr. McDonnell's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all stock options and other stock-based awards held by Mr. McDonnell that were granted after the date of the amended and restated employment agreement. All stock options and other stock-based awards held by Mr. McDonnell as of the date of the amended and restated employment agreement will be treated as indicated in the applicable award agreement.

        In addition, Mr. McDonnell's amended and restated employment agreement contains non-competition and non-solicitation provisions that apply during the term of Mr. McDonnell's employment and for one year thereafter.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information concerning outstanding equity awards for each of our named executive officers at December 31, 2015:

	Option awards
						Stock awards
Name and principal position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of stock that have not vested ($)(1)
Vipin Garg		—		—	—	71,025	(2)	1,017,078
	71,024	71,025	(3)	2.55	10/15/2023	—		—
	20,644	61,933	(4)	7.49	8/27/2024	—		—
	—	50,000	(5)	9.32	2/19/2025	—		—
	—	201,259	(6)	25.50	9/1/2025	—		—
Richard Eisenstadt	21,541	64,626	(7)	2.91	5/12/2024	—		—
	—	12,500	(5)	9.32	2/19/2025	—		—
	—	60,230	(6)	25.50	9/1/2025	—		—
Thomas McDonnell	—	80,000	(8)	10.73	5/26/2015	—		—
	—	43,586	(6)	25.50	9/1/2025	—		—

(1)
The value of equity awards is calculated using the closing price of our common stock on NASDAQ on December 31, 2015 of $14.32.

(2)
Represents a grant of 142,049 shares of restricted common stock. 25% of the shares of restricted stock subject to this grant vested on each of October 16, 2014 and October 16, 2015, and the balance vests in two successive equal annual installments, subject to continued service through each such vesting date.

(3)
25% of the shares of our common stock subject to this option vested on each of October 16, 2014 and October 16, 2015, and the balance vests in two successive equal annual installments, subject to continued service through each such vesting.

(4)
25% of the shares of our common stock subject to this option vested on August 28, 2015, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(5)
25% of the shares of our common stock subject to this option vest on February 19, 2016, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(6)
25% of the shares of our common stock subject to this option vest on September 1, 2016, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(7)
25% of the shares of our common stock subject to this option vested on May 12, 2015, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(8)
25% of the shares of our common stock subject to this option vest on May 26, 2016, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

        Our board of directors has adopted a non-employee director compensation policy, which is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each director who is not an employee will be paid cash compensation, as set forth below:

Annual Retainer
Board of Directors:
All non-employee members	$35,000
Additional retainer for chair	25,000
Audit Committee:
Members	7,500
Chair	15,000
Compensation Committee:
Members	5,000
Chair	10,000
Nominating and Corporate Governance Committee:
Members	3,750
Chair	7,500

        In addition, each non-employee director is granted an initial non-qualified stock option to purchase 12,500 shares of common stock, vesting in equal quarterly installments over two years from the grant date, subject to continued service as a director through each applicable vesting date. On the date of each annual meeting of our stockholders, each continuing non-employee director will be granted a non-qualified stock option to purchase such number of shares of common stock equal to $75,000 in fair value on the date of grant using a Black-Scholes option pricing model, vesting quarterly over one year from the grant date, subject to continued service as a director through each applicable vesting date.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)		Total ($)
Alan Heller	26,563	101,983	(2)	128,546
Greg Robitaille	21,875	157,211	(3)	179,086
Beth Hecht	12,917	134,076	(4)	146,993
Bryant Fong	19,792	101,983	(5)	121,775
John Schmid	31,354	73,046	(6)	104,400
Paul Edick	27,708	73,046	(7)	100,754

(1)
Amounts in this column represent grant date fair value of option awards granted to non-employee directors during 2015, computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by non-employee directors. The assumptions made in valuing the option awards reported in this column are discussed in (Note 14), Stock options, restricted stock and performance stock options, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC.

(2)
On July 22, 2015, the Board of Directors authorized the grant of an option to purchase 12,500 shares of our common stock to Mr. Heller. The options have an exercise price of

  $15.00, the closing price of our Initial Public Offering on the same date. As of December 31, 2015, Mr. Heller held options to purchase 12,500 shares of common stock.

(3)
On February 19, 2015, the Board of Directors authorized the grant of an option to purchase 10,416 shares of our common stock to Mr. Robitaille. The option has an exercise price of $9.32, the fair market value of our common stock as determined by the Board of Directors on the date of the grant. On July 22, 2015, the Board of Directors authorized the grant of an option to purchase 12,500 shares of our common stock to Mr. Robitaille. The options have an exercise price of $15.00, the closing price of our Initial Public Offering on the same date. As of December 31, 2015, Mr. Robitaille held options to purchase 22,916 shares of common stock.

(4)
On October 1, 2015, the Board of Directors authorized the grant of an option to purchase 12,500 shares of our common stock to Ms. Hecht. The option has an exercise price of $19.82, the closing price of our common stock on NASDAQ on the date of the grant. As of December 31, 2015, Mr. Hecht held options to purchase 12,500 shares of common stock.

(5)
On July 22, 2015, the Board of Directors authorized the grant of an option to purchase 12,500 shares of our common stock to Mr. Fong. The options have an exercise price of $15.00, the closing price of our Initial Public Offering on the same date. As of December 31, 2015, Mr. Fong held options to purchase 12,500 shares of common stock.

(6)
On June 2, 2015, the Board of Directors authorized the grant of an option to purchase 12,500 shares of our common stock to Mr. Schmid. The options have an exercise price of $10.73, the fair market value of our common stock as determined by the Board of Directors on the date of the grant. As of December 31, 2015, Mr. Schmid held options to purchase 12,500 shares of common stock.

(7)
On June 2, 2015, the Board of Directors authorized the grant of an option to purchase 12,500 shares of our common stock to Mr. Edick. The options have an exercise price of $10.73, the fair market value of our common stock as determined by the Board of Directors on the date of the grant. As of December 31, 2015, Mr. Edick held options to purchase 12,500 shares of common stock.

EMPLOYEE BENEFIT PLANS

Senior executive cash incentive bonus plan

        In July 2015, our board of directors adopted the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to our company, or corporate performance goals, as well as individual performance objectives.

        Our compensation committee may select corporate performance goals from among the following: achievement of certain milestones (including, but not limited to, clinical, regulatory and commercial milestones); cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; economic value-added; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of our common stock; bookings, new bookings or renewals; sales or market shares; number of customers, number of new customers or customer references; operating income and/or net annual recurring revenue; employee satisfaction, employee turnover or other employee based metrics, any of which may be measured in absolute terms, as compared to any incremental increase, in terms of growth, measured against the market as a whole and/or as compared to any applicable market indices, measured on a pre-tax or post-tax basis (as applicable), or as compared to another company or companies or to results of a peer group.

        Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion.

Retirement plans

        We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, employees may elect to defer up to 50% of their eligible compensation, subject to applicable annual limits set pursuant to the Internal Revenue Code of 1986, as amended, or the Code. We also provide matching contributions. Employees are 100% vested in their personal contributions and non-elective employer contributions to the 401(k) plan. Matching employer contributions are 100% vested and nonforfeitable. We intend for the plan to qualify under Sections 401(a) and 501(a) of the Code.

Indemnification of officers and directors

        We have agreed to indemnify our directors and officers in certain circumstances. See "Certain relationships and related party transactions—Limitation of liability and indemnification of officers and directors."

Compensation Committee interlocks and insider participation

        During 2015, our compensation committee was comprised of Messrs. Robitaille, Fong and Edick. None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

        Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the "Executive Compensation" section of this proxy statement, below we describe transactions since January 1, 2015 to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

        We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's length transactions.

SALES AND PURCHASES OF SECURITIES

Series C Financing

        Between January 1, 2015 and February 23, 2015, we issued and sold to investors an aggregate of 2,624,936 shares of Series C redeemable convertible preferred stock, or Series C preferred stock, for aggregate consideration of $13.0 million, net of issuance costs. During the same period and in connection with the Series C Financing, we also issued warrants to purchase up to 1,197,218 shares of Series C preferred stock, which had an exercise price of $5.00 per share of Series C preferred stock.

        The following table summarizes the participation in the Series C Financing by any of our directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of the foregoing persons.

Name	Shares of Series C preferred stock	Warrants to purchase Series C preferred stock	Aggregate purchase price ($)
Burrill Life Sciences Capital Fund III(1)	200,000	—	1,000,000
Jack W. Schuler(2)	—	200,000	—
Delaware Street Capital Master Fund, L.P.(3)	341,532	170,766	1,707,660
Presidio Partners 2007, L.P. and related entity(4)	800,000	400,000	4,000,000
Essex Capital Corporation and related entities(5)	121,500	55,500	607,500
CAC, LLC and DRD Family Partnership LP(6)	—	149,967	—
John Patience Trust Dated July 23, 1993 and related entity(7)	—	300,000	—
Alan Heller(8)	20,000	—	100,000
Greg Robitaille(9)	8,400	4,200	42,000

(1)
Burrill Life Science Capital Fund III is a holder of 5% or more of our capital stock. Bryant Fong, a member of our board of directors, is a former principal of Burrill Capital Management, the general partner of Burrill Life Science Capital Fund III.

(2)
Mr. Schuler and related entities hold, in the aggregate, more than 5% of our capital stock.

(3)
Delaware Street Capital Master Fund, L.P. is a holder of 5% or more of our capital stock.

(4)
Consists of (i) 780,000 shares and 390,000 warrants held by Presidio Partners 2007, L.P. and (ii) 20,000 shares and 10,000 warrants held by Presidio Partners (Parallel), L.P. These entities hold, in the aggregate, more than 5% of our capital stock. Edward Schnipper, a former member of our board of directors, served as a Venture Partner at CMEA Capital, now Presidio Partners, the general partner of Presidio Partners 2007, L.P.

(5)
Consists of (i) 10,500 shares held by Essex Capital Corporation, (ii) 71,000 shares and 35,500 warrants held by KF Investment Partners, LP and (iii) 40,000 shares and 20,000 warrants held by SIU Capital LLC. These entities hold, in the aggregate, more than 5% of our capital stock.

(6)
Consists of (i) 99,978 warrants held by CAC, LLC and (ii) 49,989 warrants held by DRD Family Partnership LP. These entities hold, in the aggregate, more than 5% of our capital stock.

(7)
Consists of (i) 150,000 warrants held by John Patience Trust Dated July 23, 1993 and (ii) 150,000 warrants held by Patience Enterprises L.P. These entities hold, in the aggregate, more than 5% of our capital stock.

(8)
Mr. Heller is a member of our board of directors.

(9)
Mr. Robitaille is a member of our board of directors.

        On July 22, 2015, upon consummation of our initial public offering, and following a 1-for-2.4 reverse stock split of our common stock effected on July 10, 2015, each share of Series C preferred stock converted into 0.41667 shares of common stock. On July 28, 2015, to the extent the Series C warrants had not been previously exercised, these warrants were deemed to be exercised, and payment was made by a surrender of the warrants with an aggregate fair market value equal to the aggregate exercise price. The fair market value for one share of common stock acquired upon the conversion of Series C preferred stock was the initial "Price to Public" specified in the final prospectus with respect to the initial public offering, or $15.00 per share. For a description of the material rights and privileges of the Series C preferred stock, please see Note 13 to the notes to our audited financial statements included elsewhere in our Annual Report on Form 10-K.

Modifications to and conversion of promissory note

        On March 13, 2015, we entered into an amendment to an amended and restated promissory note with Essex Capital Corporation whereby, upon prior written consent of our senior lender, Essex Capital Corporation may assign, pledge and/or grant security interests in the promissory note.

EMPLOYMENT AGREEMENTS

        We have entered into employment agreements with certain of our executive officers. For more information regarding these change of control agreements, see "Executive Compensation—Employment Agreements."

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

  •
  any breach of their duty of loyalty to our company or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which they derived an improper personal benefit.

        Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

        In addition, our amended and restated bylaws provides that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

        Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

        The limitation of liability and indemnification provisions included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

        We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

        Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act, or otherwise.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

AGREEMENTS WITH OUR STOCKHOLDERS

        In connection with our preferred stock financings, we entered into an investors' rights agreement with certain purchasers of our redeemable convertible preferred stock.

        Our amended and restated investors' rights agreement, or Investor Rights Agreement, provides certain holders of our capital stock with the right to demand that we file a registration statement, subject to certain limitations, and to request that their shares be covered by a registration statement that we are otherwise filing. These rights terminate for a holder upon the earlier of (a) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder's shares without limitation during a three-month period without registration, and (b) the fifth anniversary of our initial public offering. For additional information regarding such registration rights, see "Description of capital stock—Registration rights" in in the final prospectus with respect to our initial public offering.

OTHER TRANSACTIONS

        We have granted stock options and restricted stock to our executive officers. For a description of these stock options, see "Executive compensation."

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

        We have a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, the audit committee of our board of directors will have the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Pursuant to this policy, our audit committee will review the material facts of all related party transactions. The audit committee will take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party's interest in the related party transaction.

        All of the transactions described above were entered into prior to the adoption of this policy. Historically, related party transactions were typically approved by disinterested members of our board of directors.

TRANSACTION OF OTHER BUSINESS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

 ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

        Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.    Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year's annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person's written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

        The advance notice requirements for the Annual Meeting, which is the first annual meeting following the initial public offering of our common stock, are as follows: a stockholder's notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

        Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials.    In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2017 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 27, 2016. Such proposals must be delivered to our Secretary, c/o Neos Therapeutics, Inc., 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050.

ANNUAL meeTiNG oF sTocKhoLdeRs oF Neos TheRAPeUTics, iNc. June 15, 2016 Go GReeN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NoTice oF iNTeRNeT AvAiLABiLiTY oF PRoXY mATeRiAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/20231/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230000000000000000 0 061516 3. To transact any other business that properly comes before the Annual Meeting (including changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. The BoARd oF diRecToRs RecommeNds A voTe "FoR" The eLecTioN oF diRecToRs ANd "FoR" PRoPosAL 2. PLeAse siGN, dATe ANd ReTURN PRomPTLY iN The eNcLosed eNveLoPe. PLeAse mARK YoUR voTe iN BLUe oR BLAcK iNK As shoWN heRe x 1. Election of two Class I directors: NomiNees: FOR ALL NOMINEESO Alan Heller O Bryant Fong WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 adjournments and postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. if no direction is made, this proxy will be voted FoR ALL NomiNees in Proposal 1 and FoR Proposal 2. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

ANNUAL meeTiNG oF sTocKhoLdeRs oF Neos TheRAPeUTics, June 15, 2016 iNc. iNTeRNeT - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. mAiL - Sign, date and mail your proxy card in the envelope provided as soon as possible. iN PeRsoN - You may vote your shares in person by attending the Annual Meeting. Go GReeN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 20230000000000001000 9 061516 3. To transact any other business that properly comes before the Annual Meeting (including changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. The BoARd oF diRecToRs RecommeNds A voTe "FoR" The eLecTioN oF diRecToRs ANd "FoR" PRoPosAL 2. PLeAse siGN, dATe ANd ReTURN PRomPTLY iN The eNcLosed eNveLoPe. PLeAse mARK YoUR voTe iN BLUe oR BLAcK iNK As shoWN heRe x 1. Election of two Class I directors: NomiNees: FOR ALL NOMINEESO Alan Heller O Bryant Fong WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 adjournments and postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. if no direction is made, this proxy will be voted FoR ALL NomiNees in Proposal 1 and FoR Proposal 2. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate: NoTice oF iNTeRNeT AvAiLABiLiTY oF PRoXY mATeRiAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/20231/ comPANY NUmBeR AccoUNT NUmBeR PRoXY voTiNG iNsTRUcTioNs

- 0 NEOS THERAPEUTICS, INC. Proxy for Annual meeting of stockholders on June 15, 2016 solicited on Behalf of the Board of directors The undersigned hereby appoints Vipin Garg and Richard Eisenstadt, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Neos Therapeutics, Inc., to be held on Wednesday, June 15, 2016 at 8:00 a.m. Central Time at our offices, which are located at 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, and at any adjournments or postponements thereof, as follows: (continued and to be signed on the reverse side.) 14475 1.1